                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:
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                                            Commission Only (as permitted by
[ ] Definitive Proxy Statement              Rule 14a-6(e)(2)
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                           Monarch Dental Corporation
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                                 15950 N. Dallas Parkway, #825
                                                 Dallas, TX 75248
          [GRAPHIC REMOVED HERE]                 Phone (972) 361-8420
                                                 Fax (972) 361-8440


--------------------------------------------------------------------------------
                                                                   NEWS RELEASE

                                          CONTACT:  Lisa Peterson
                                                    Chief Financial and
                                                    Administrative Officer
                                                    Monarch Dental Corporation
                                                    (972) 361-8430

FOR IMMEDIATE RELEASE

                      MONARCH DENTAL CORPORATION ANNOUNCES
                       THIRD QUARTER RESULTS FOR 2002 AND
                       EXTENSION OF EXCLUSIVITY AGREEMENT
             WITH BRIGHT NOW! DENTAL, INC. THROUGH NOVEMBER 27, 2002

     Dallas, Texas, November 12, 2002 - Monarch Dental Corporation (Nasdaq:MDDS) today reported results for the third quarter ended September 30, 2002 and announced that, in accordance with the terms of the letter of intent previously executed by the parties, Bright Now! Dental, Inc. and its investor group have extended the exclusivity period under the letter of intent for an additional 15 days through November 27, 2002.

     Third Quarter Results
     ---------------------
          Comparing the three months ended September 30, 2002 with the three months ended September 30, 2001:

          o Patient revenue, net was $43.4 million as compared to $51.7 million.

          o Excluding operations from the Company's former Wisconsin market that was sold in December 2001, patient revenue, net was $43.4 million as compared to $45.8 million.

          o Cash flow from operations was $4.5 million as compared to $3.7 million.

          o Loss before cumulative effect of change in accounting principle was $671,000 as compared to $666,000.

          o Loss per common share before cumulative effect of change in accounting principle was $0.31 for both periods.

          Comparing the nine months ended September 30, 2002 with the nine months ended September 30, 2001:

          o Patient revenue, net was $137.9 million as compared to $160.2 million.

          o Excluding operations from the Company's former Wisconsin market that was sold in December 2001, patient revenue, net was $137.9 million as compared to $141.6 million.

          o Cash flow from operations was $8.9 million as compared to $10.9 million.

          o Income before cumulative effect of change in accounting principle was $96,000 as compared to a net loss of $173,000.

          o Income per diluted common share before cumulative effect of change in accounting principle was $0.04 as compared to a net loss per common share of $0.08.

Earnings summary (unaudited)
(in thousands, except per share amounts)    Three Months Ended September 30,       Nine Months Ended September 30,
                                            --------------------------------       -------------------------------
                                                    2002             2001               2002              2001
                                                    ----             ----               ----              ----
Net loss                                           $(11,968)        $ (666)           $(11,201)         $   (173)
Net loss per share                                 $  (5.50)        $(0.31)           $  (5.15)         $  (0.08)
Unusual charges (benefits) net of tax:
   Cumulative effect of change in
      accounting principle                           11,297              -              11,297                 -
   Goodwill amortization                                  -          1,001                   -             3,003
   Strategic alternative costs                          511              -               1,028               210
   Issuance of bank warrants                              -              -                 245                 -
   Legal and tax contingencies                          519              -                 613                 -
   Legal settlement                                       -              -                 265                 -
Core earnings                                      $    359         $  335            $  2,247          $  3,040
Core earnings per share - assuming dilution        $   0.15         $ 0.15            $   0.98          $   1.36

     Review of Core Earnings:
     -----------------------

     The Company's core earnings for the three months ended September 30, 2002 increased $24,000, or 7.2%, compared to the same period in 2001 primarily as a result of reduced interest expense related to its expired Credit Facility and an increase in income tax benefit partially offset by lower operating income. The sale of the Company's former Wisconsin operations in December 2001 and scheduled monthly principal payments enabled the Company to repay indebtedness totaling approximately $14.8 million since September 30, 2001 under the expired Credit Facility.

     Core earnings for the nine months ended September 30, 2002 decreased $793,000, or 26.1%, compared to the same period in 2001 primarily due to lower operating income partially offset by lower interest expense related to the Company's expired Credit Facility and a reduction in income tax expense.

     Summary of Unusual Charges (Benefits):
     -------------------------------------

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", and recorded a goodwill impairment of $11.3 million, net of income tax benefit, in the third quarter of 2002 related to 3 of its 15 impaired markets. The impairment was recorded as a cumulative effect of change in accounting principle. The Company expects to record an additional impairment for the remaining 12 markets of $70.0 million to $94.0 million upon completion of the goodwill impairment test in the fourth quarter of 2002. SFAS No. 142 also eliminated the amortization of goodwill and intangible assets with indefinite lives. The Company recorded goodwill amortization of $1.0 million, net of tax, and $3.0 million, net of tax, for the three and nine-month periods ended September 30, 2001.

     Strategic alternative costs consist primarily of legal and professional fees incurred from efforts to explore strategic alternatives. These costs totaled $511,000 and $1.0 million for the three and nine months ended September 30, 2002 and $210,000, net of tax, for the nine months ended September 30, 2001. Due to the pending agreement in principle with Bright Now! Dental, Inc. and its investor group regarding the sale of the Company, certain of the strategic alternative costs for 2002 may not be tax deductible.

     Pursuant to the terms of the Company's Credit Facility, as amended, the Company granted the lenders warrants to purchase 108,793 shares of the Company's Common Stock at an exercise price of

$0.01 per share on July 1, 2002 as the amounts outstanding under the Credit Facility had not been paid in full on that date. The warrants expire April 1, 2011. The Company recorded a charge of $245,000, net of tax, in the second quarter of 2002 as a result of the commitment to issue these warrants.

     The Company is periodically engaged in various legal proceedings and tax audits by federal and state governmental authorities incidental to its business activities. The Company increased its accrual for probable losses associated with certain legal and tax contingencies by $519,000, net of tax, and $613,000, net of tax, for the three and nine-month periods ended September 30, 2002.

     In the second quarter of 2002, the Company settled a dispute with the minority owners of a subsidiary of the Company. Under the terms of the settlement, the Company received the remaining ten percent ownership of the subsidiary in exchange for an office building with a book value of $713,000. Additionally, the Company negotiated a five-year lease to occupy space within the building whereby the Company will pay no rent through December 2003, or an occupancy savings of $98,000. As a result of the settlement, the Company recorded a non-cash charge of $265,000 for the excess of the estimated fair value of the consideration given to the minority interest owners in the settlement (the building) over the consideration received by the Company (no rent payments through December 2003 and the ten percent ownership interest in the subsidiary). This charge was non-deductible for tax purposes.

     Proposed Merger with Bright Now! Dental, Inc.
     ---------------------------------------------

     In accordance with the terms of the letter of intent previously executed by the parties, Bright Now! Dental, Inc. and its investor group have extended the exclusivity period under the letter of intent for an additional 15 days through November 27, 2002. The Company continues to have an agreement in principle with Bright Now! Dental regarding the sale of the Company. The sale transaction would be structured as a merger of an affiliate of Bright Now! Dental with the Company. Stockholders of the Company would receive $5.00 per share in cash upon completion of the merger. The proposed transaction is subject to certain conditions, including, without limitation, final confirmatory due diligence, the approval of the Company's existing lenders, and the final approval of the Boards of Directors of the Company and Bright Now! Dental.

     The letter of intent provides that if the Company and Bright Now! Dental have reached agreement on the terms of the definitive merger agreement, but the Company and its lenders have not reached an agreement regarding the proposed transaction, the granting of forbearance, and certain other matters, Bright Now! Dental and its investor group can, at their option, extend the exclusivity period for up to two consecutive 15-day periods. The current extension of the exclusivity agreement through November 27, 2002 constitutes the second such 15-day period.

     The Company, with the assistance of Bright Now! Dental, is currently negotiating with its lenders concerning the proposed transaction, the granting of forbearance, and other related matters. There can be no assurance that the Company, Bright Now! Dental and the Company's lenders will be able to reach an acceptable agreement in a timely manner or at all. The Company does not intend to issue any other public statements concerning the proposed sale of the Company until a definitive agreement has been executed or the exclusivity period has expired.

                                -----------------

     The Company will hold a conference call tomorrow at 11:00 a.m. Eastern Time to further discuss its results for the third quarter ended September 30, 2002 and business highlights. The conference call will be broadcast live over the Internet and will be hosted on the Company's web site located at http://www.monarchdental.com. In addition, the Company may answer questions concerning business and financial developments, trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

     Monarch Dental currently manages 152 dental offices serving 17 markets in 13 states. The Company seeks to build geographically dense networks of dental providers primarily by expanding within its existing markets.

     This news release contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. Statements contained in this news release that are not based on historical facts are forward-looking statements, including, without limitation, statements regarding the proposed sale of the Company to Bright Now! Dental and its investor group and the resolution of the Company's negotiations with its lenders. Such statements are subject to uncertainties and risks that could cause the actual results to differ materially from anticipated future results expressed or implied by such forward-looking statements. These uncertainties and risks include, but are not limited to, the risk that the Company will not enter into satisfactory definitive documentation regarding the proposed transaction with Bright Now! Dental and its investor group, the risk that the Company will not be able to complete the proposed transaction if definitive documentation is executed, the risk that the Company's stockholders will not approve the proposed transaction, the risk that the investor group will not be able to satisfy all of the conditions in its financing commitments, the risk that the Company will not be able to reach a satisfactory agreement with its existing lenders regarding the proposed transaction and/or the Company's current defaults under its credit facility, the risk that the Company's lenders will further exercise their rights of set-off and/or foreclosure, the risk that the Company will not be able to maintain sufficient liquidity to fund its future operations, uncertainties regarding the impact of the events disclosed in this news release on the Company's operations, including its relationships with its customers and vendors, risks associated with the change of status or departure of key personnel, risks associated with state regulatory compliance in the dental industry, changes in the reimbursement rates for dental services, and other risks detailed in the Company's Securities and Exchange Commission filings. The Company expressly disclaims any responsibility to update forward-looking statements.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

     If and when Monarch Dental, Bright Now! Dental and its investor group execute definitive documentation regarding the proposed transaction, Monarch Dental plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement also will be available from the Company by directing such requests to Investor Relations, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, telephone (972) 361-8420.

                       INFORMATION CONCERNING PARTICIPANTS

     Monarch Dental, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company's stockholders in favor of the merger. As of the date of this news release, Dr. Warren F. Melamed, a director of the Company, beneficially owned approximately 17% of the Company's outstanding common stock, and W. Barger Tygart, Chairman and Chief Executive Officer of the Company, beneficially owned approximately 3% of the Company's outstanding common stock. Each of the other directors and executive officers of the Company beneficially owned less than 1% of the outstanding common stock. Additional information about the interests of these participants may be obtained from reading the proxy statement regarding the proposed transaction when it becomes available.

                                -Table to Follow-

                   MONARCH DENTAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
                                   (Unaudited)

                                                   Three months ended September 30,             Nine months ended September 30,
                                                   --------------------------------             -------------------------------
                                                      2002                  2001                 2002                  2001
                                                      ----                  ----                 ----                  ----

Patient revenue, net                             $ 43,359,086          $51,721,327          $137,875,137          $160,220,573
Operating expenses:
    Provider salaries and benefits                 15,290,312           17,932,815            48,829,429            54,861,378
    Clinical and other salaries and benefits       11,666,014           14,005,530            35,996,497            43,312,457
    Dental supplies                                 2,341,263            2,597,593             7,191,733             7,968,982
    Laboratory fees                                 2,462,630            2,778,032             7,946,744             8,522,406
    Occupancy                                       2,258,834            2,743,328             6,728,736             8,017,635
    Advertising                                       522,020              413,555             1,459,007             1,611,346
    Other operating expenses                        6,700,440            6,569,290            18,741,278            19,063,048
    Strategic alternative costs                       510,927                    -             1,028,464               317,447
    Depreciation and amortization                   1,151,309            2,756,517             3,487,424             8,293,924
                                                 ------------          -----------          ------------          ------------
                                                   42,903,749           49,796,660           131,409,312           151,968,623
                                                 ------------          -----------          ------------          ------------
Operating income                                      455,337            1,924,667             6,465,825             8,251,950
Interest expense, net                               1,733,473            2,604,434             6,211,966             7,670,518
Minority interest in consolidated subsidiaries         48,691               25,433               153,817               118,065
                                                 ------------          -----------          ------------          ------------
Income (loss) before income taxes                  (1,326,827)            (705,200)              100,042               463,367
Income taxes (benefit)                               (656,247)              39,477)                3,722               636,656
                                                 ------------          -----------          ------------          ------------
Income (loss) before cumulative effect
    of change in accounting principle                (670,580)            (665,723)               96,320              (173,289)
Cumulative effect of change in
    accounting principle, net of income
    tax benefit of $2,269,000                     (11,296,997)                   -           (11,296,997)                    -
                                                 ------------          -----------          ------------          ------------
Net loss                                         $(11,967,577)          $ (665,723)         $(11,200,677)           $ (173,289)
                                                 ============          ===========          ============          ============
Net loss per common share:
    Income (loss) before cumulative effect
         of change in accounting principle       $      (0.31)          $    (0.31)         $       0.04            $    (0.08)
   Cumulative effect of change in
         accounting principle                           (5.19)                   -                 (5.19)                    -
                                                 ------------          -----------          ------------          ------------
    Net loss                                     $      (5.50)          $    (0.31)         $      (5.15)           $    (0.08)
                                                 ============          ===========          ============          ============
Net loss per common share - assuming dilution:
   Income (loss) before cumulative effect
         of change in accounting principle       $      (0.31)          $    (0.31)         $       0.04            $    (0.08)
   Cumulative effect of change in
         accounting principle                           (5.19)                   -                 (4.95)                    -
                                                 ------------          -----------          ------------          ------------
    Net loss                                     $      (5.50)          $    (0.31)         $      (4.91)           $    (0.08)
                                                 ============          ===========          ============          ============
Weighted average number of common shares
    outstanding                                     2,175,867            2,166,832             2,173,563             2,162,353
                                                 ============          ===========          ============          ============
Weighted average number of common and
    common equivalent shares outstanding            2,175,867            2,166,832             2,282,392             2,162,353
                                                 ============          ===========          ============          ============